Exhibit 10.14

March 23, 2023

David Scott
1549 Upper Wellington Street
Hamilton, ON L9B 2H4

Dear David:

RE:         Employment Agreement with ShipTime Canada Inc. and PAID, Inc.

We are pleased to offer you continuing employment with ShipTime Canada Inc. and its parent company PAID, Inc., (collectively, the “Employer”) in the position of Chief Operating Officer (the “Position”), subject to the terms and conditions set out in this letter agreement (the “Agreement”). We shall refer to you throughout this Agreement as either “you” or “your” or the “Employee”.

Please note that this Agreement is conditional upon: (a) you accepting all of the terms and conditions set out herein; and (b) you returning a signed copy of this Agreement prior to 5PM on March 28, 2023 (the “Deadline”). If any of these conditions are not fulfilled, then this Agreement shall be deemed to have been withdrawn and shall be null and void.

Finally, we note that in exchange for your execution of this Agreement, you are being provided with a raise of 7% to your Base Salary (from $200,000/year to $214,000/year), which will be retroactive to January 1, 2023. By entering into this Agreement, you are acknowledging that this is valid and sufficient consideration for your execution of this Agreement.

1.             Employment and Hours

1.1	Your employment pursuant to this Agreement will commence on April 1, 2023. You will be responsible to and take direction from Austin Lewis, or such other person as the Employer may advise.

1.2

The Employer will recognize your original start date with ShipTime Canada Inc. for the purposes of your entitlements under this contract and pursuant to the Employment Standards Act, 2000, S.O. 2000, c. 41, as amended (“ESA”).

1.3	You will be employed for an indefinite term, subject to termination in accordance with the termination provisions set out in this Agreement.

1.4

Your employment is full-time but will involve hours of work that may vary from time to time. You are expected to work at least 44 hours per week, but given the nature of your Position you are required to attend to the needs of the Employer as necessary to fulfill the duties of your Position. The Employer shall have the right to determine your schedule and shall assign such schedule upon reasonable notice to you, including any changes that may be made from time to time.

ShipTime Canada Inc. 700 Dorval Drive, Oakville, ON L6K3V3	Paid Inc. 225 Cedar Hill Street, Marlborough, MA 01752

1.5	The Employer shall have the right to temporarily lay you off in accordance with the ESA.

2.             Duties and Exclusivity

2.1

You shall be required to perform the duties and responsibilities of your position as well as all other duties assigned to you by the Employer from time to time, as more particularly set out in Schedule “A” attached hereto.

2.2

In conducting your duties, you agree to fully, faithfully and to the best of your talents, experience, and abilities: (a) perform any and all lawful legal duties, responsibilities and other services necessary or appropriate to perform the functions of the Position, (b) perform all duties and responsibilities assigned by the Employer, at the sole discretion and direction of the Employer, and (c) act in a manner that is consistent with the industry standard of someone in your Position.

2.3

Throughout your employment, you shall not be employed or engaged in any capacity in any other business that may conflict with the performance of your duties and responsibilities for the Employer, unless expressly authorized by the Employer in writing.

2.4

From time to time, your duties and responsibilities may change, and the Employer reserves the right to make changes to your duties and responsibilities as and when necessary to meet the needs of the business. Where a fundamental change in your duties or responsibilities is to be made, the Employer will provide you with notice in accordance with the ESA of such change, which you hereby agree and accept is sufficient notice of any such changes.

3.             Remuneration and Benefits

3.1

As payment for and in connection with the performance of your duties under this Agreement for the Employer, the Employer shall provide you with the following aggregate compensation and benefits, less applicable statutory deductions:

a)

Base Salary. A gross base salary of $214,000.00 (CDN) per year (the “Base Salary”), payable in bi-weekly instalments and in accordance with the Employer’s payroll practices. Please note that, unless otherwise specified herein, your base salary is inclusive of all monetary entitlements including but not limited to vacation pay, public holiday pay, and overtime pay.

a.

Retroactive Payment. The Employer will make you a one-time retroactive payment for the difference between your previous base salary of $200,000/year and your new Base Salary of $214,000.00/year, pro-rated back to January 1, 2023.

b)

Benefits. You shall be entitled to participate in the Employer’s health care benefit programs that are made generally available by the Employer from time to time pursuant to its policies. The Employer’s sole obligation in this regard will be to pay its share of the premiums for such benefits. Your participation in any such health care benefit programs will at all times be subject to the terms and conditions of the applicable benefit plans. The Employer reserves the right to modify or eliminate benefit plans in its sole and absolute discretion.

ShipTime Canada Inc. 700 Dorval Drive, Oakville, ON L6K3V3	Paid Inc. 225 Cedar Hill Street, Marlborough, MA 01752

c)

Vacation. You shall be entitled to four (4) weeks of vacation per year or the minimum entitlements set out in the ESA, whichever is greater. The Employer will make its best efforts to schedule your vacation at mutually agreeable times and in consultation with you, but the Employer reserves the right to schedule your vacation unilaterally.

Please note that as a salaried employee your vacation pay and public holiday pay is included in your salary. Therefore, it is expected that when you take a vacation or a public holiday, your salary will simply continue without interruption. If you have any additional wages over and above your salary (i.e. bonus), then you hereby agree that such additional wages are inclusive of any vacation pay.

d)

Discretionary Bonuses. You will be eligible to receive a discretionary bonus, in accordance with the achievement of objectives, both corporate and personal, which will be established by the Board of Directors of the Employer from time to time (“Bonus”).

You acknowledge that (i) the terms of the Bonus may change each at the discretion of the Employer including, without limitation, the Employer implementing a Bonus Plan; (ii) you have no expectation that in any fiscal year there will be a guaranteed level of Bonus; (iii) the amount of the Bonus, if any, that you may be awarded may change from year to year; and (iv) all bonuses are subject to applicable deductions and withholdings.

Your eligibility for any Bonus is conditional upon (a) your performance, (b) the performance of the Employer, and (c) approval by the Employer’s Board of Directors. Your entitlement to any Bonus in the event of the termination of your employment will be determined in accordance with the “Termination of Agreement” provisions provided herein.

e)

Stock. By no later than April 3, 2023, the Employer, shall, on a one-time basis, provide you with an aggregate of $25,000.00 (USD) in restricted shares of PAID, provided that such shares may be repurchased by the Employer, at the Employer’s sole and absolute discretion, at a $0.01 per share (adjusted for any stock split, stock dividend or other recapitalization or reorganization) in the event that your employment with the Employer is terminated for any reason prior to April 1, 2024. Please note that your entitlement to and participation in any grant of stock from the Employer is also subject to PAID’s Share Plan (the “Plan”), which may be amended or replaced from time to time in the sole and absolute discretion of the Employer.

f)

Expenses. You shall be reimbursed for pre-approved expenses authorized and properly incurred in the direct performance of your duties and responsibilities in accordance with the Employer’s applicable expense policies. Any expenses which you incur that are contrary to the Employer’s policies regarding expenses will be denied reimbursement.

ShipTime Canada Inc. 700 Dorval Drive, Oakville, ON L6K3V3	Paid Inc. 225 Cedar Hill Street, Marlborough, MA 01752

g)

Company Equipment. You shall be entitled to the use of company equipment including a company owned cell phone, company owned laptop, and company credit card, to assist you in the performance of your duties and responsibilities assigned to you by the Employer from time to time. During the course of your employment and following thereafter, the Employer retains the right to all company equipment. The Employer reserves the right to modify or eliminate your use of company equipment in its sole discretion.

4.             Employer Policies

4.1

During the course of your employment, you shall abide by all Employer policies in effect which may be amended from time to time by the Employer in its sole and absolute discretion. You hereby undertake to become informed of all such company policies which shall be made available to you upon request, and to remain informed of any changes to such policies as and when communicated to you by the Employer.

4.2

Given the unique nature of your Position, you are expected to not only follow the Employer’s rules, policies, and procedures but to be a role model for other employees in the organization. Accordingly, you recognize that you are held to a higher standard with respect to your conduct.

5.             Conflicts of Interest

5.1

During the course of your employment, you shall not, directly or indirectly, acquire any financial interest in, accept gifts or favours from, or establish any business relationship with any customer, supplier, distributor or any other person or firm who does, or seeks to do business with the Employer, other than as permitted by the Employer’s policies and business practices as determined by the Employer.

6.             Confidential Information

6.1.

The Employee acknowledges and agrees that he has an ongoing obligation to maintain and protect indefinitely the confidentiality of all Confidential Information (as defined in Section 6.3 below) to which he may have access. The Employee covenants that he shall not use any Confidential Information for any purpose other than the purposes of the Employer and its affiliates and shall not, directly or indirectly, publish, disseminate, disclose or otherwise make available any Confidential Information to any third party without the Employer’s prior written consent.

6.2

The Employee acknowledges and agrees that the Confidential Information is valuable and unique and that a breach of his representations, warranties and covenants under Section 6.1 would result in immediate and irreparable injury to the Employer. The Employee agrees that in the event of a breach or threatened breach of his representations, warranties and covenants under Section 6.1, the Employer shall be entitled to seek from any court of competent jurisdiction preliminary and permanent injunctive relief, which remedy shall be cumulative and in addition to any other rights and remedies to which the Employer may be entitled.

ShipTime Canada Inc. 700 Dorval Drive, Oakville, ON L6K3V3	Paid Inc. 225 Cedar Hill Street, Marlborough, MA 01752

6.3

As used herein, the term “Confidential Information” means all information, data, know-how, trade secrets, processes, research, systems and procedures of a technical or commercial nature in any form relating to the Employer or any of its affiliates, or any of their predecessors, or customers or prospective customers, and their respective business operations, whether contained in hard copy, electronic format or in some other form, including without limitation all business and marketing plans, marketing and financial information, pricing, cost and sales information, contractual arrangements, market research data, lists of customers and prospective customers, information about employees, contractors, customers and suppliers, know-how, product designs, trade secrets, manufacturing techniques, processes, discoveries, ideas, concepts, passwords, and computer programs or software in all stages of development (including source code listings and object code). Confidential Information does not include any information, data or other material that is or becomes part of the public domain other than directly or indirectly by the acts or omissions of the Employee.

6.4

Notwithstanding anything contained in this Agreement to the contrary, the Employee may disclose Confidential Information (a) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Employer or its affiliates or (b) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Employer or its affiliates or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information.

7.             Non-Solicitation and Non-Competition

7.1

Non-Solicitation. You agree that for as long as this Agreement remains in effect and for a period of twenty four (24) months following the termination of this Agreement for any reason, you will not, either individually or in partnership or jointly or in conjunction with any other person, entity or organization, as principal, agent, consultant, contractor, employer, employee, or in any other manner, directly or indirectly, solicit, entice away, or in any other manner persuade or attempt to persuade any client, customer, officer, employee, or agent of the Employer or its related or affiliated entities, to discontinue or alter any one of their relationships with the Employer or its related or affiliated entities, as the case may be.

ShipTime Canada Inc. 700 Dorval Drive, Oakville, ON L6K3V3	Paid Inc. 225 Cedar Hill Street, Marlborough, MA 01752

7.2

Non-Competition. You agree that for as long as this Agreement remains in effect and for a period of twelve (12) months following the termination of this Agreement for any reason, you will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, a Restricted Business in the Territory (each as defined below). Notwithstanding the foregoing, you may own, directly or indirectly, solely as an investment, securities of any company traded on any national securities exchange if you are not a controlling person of, or a member of a group which controls such Person, and do not, directly or indirectly, own 3% or more of any class of securities of such Person. For purposes of this Agreement, the following terms shall have the following meaning:

a)

“Restricted Business” shall mean (a) the business of providing on-line package shipping services as conducted by the Company, including payment processing services in the twelve (12) month period immediately preceding the date of employment termination to customers based within the Territory.

b)	“Territory” shall mean the United States and Canada.

c)	“Person” means any natural person or any business entity.

7.3

Enforcement. You hereby acknowledge and agree that the non-solicitation and non-competition restrictions set out in Sections 7.1 and 7.2 hereof are reasonable and necessary for the successful operation of the Employer’s business. You further acknowledge that if you breach any provision of Sections 7.1 or 7.2 hereof, the Employer will suffer irreparable injury. It is therefore agreed that the Employer shall have the right to enjoin any such breach or threatened breach, without posting any bond, if ordered by a court of competent jurisdiction. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Employer may have at law or in equity including, without limitation, the right to monetary and compensatory damages. If any provision of Section 7.1 or 7.2 hereof is determined by a court of competent jurisdiction to be unenforceable in the manner set forth herein, the Employee and the Employer agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provision of this Agreement is held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or any portion thereof). For purposes of the restrictions of this Agreement, references to the “Employer” include reference to its subsidiaries and affiliates.

8.             Termination of Agreement

8.1

Resignation. You may terminate this Agreement upon providing six (6) months of advance notice in writing to the Employer. The Employer may waive such notice period in whole, or in part, in its sole discretion. In the event the Employer elects to waive such notice period, you shall be paid eight (8) weeks’ pay in lieu of notice (or the minimum required by the ESA), and shall receive any accrued, but unused vacation pay on your last pay following after your last day of work.

8.2	Death, Frustration, or Wilful Misconduct. This Agreement and the Employee’s employment will cease in the event of:

a.	the death of the Employee;

b.	the Employee engaging in wilful misconduct; or

ShipTime Canada Inc. 700 Dorval Drive, Oakville, ON L6K3V3	Paid Inc. 225 Cedar Hill Street, Marlborough, MA 01752

c.	the Agreement being frustrated due to the Employee being unable to perform the essential duties of the Position as a result of:

i.

the Employee suffering a permanent disability (meaning an injury or illness that renders the Employee unable to work for at least six (6) consecutive months even with accommodations to the point of undue hardship. and such that it is unlikely that the Employee will be able to return to work within the foreseeable future, as determined by a medical professional);

ii.

the Employee being unable to travel internationally (i.e. between Canada and the U.S.A.) due to the Employee losing their ability to travel (i.e. loss of driver’s license) or the Employee being deemed inadmissible for entry into the U.S.A. due to a criminal conviction or similar offence; or

iii.

any other situation where it would be impossible for the Employee to fulfill their duties under this Agreement and there is no reasonable likelihood that the Employee will be able to return to work within a reasonable time.

If this Agreement ends as a result of any of the circumstances outlined in Section 8.2 hereof, then the Employer shall pay to the Employee or to the Employee’s estate, as applicable: (i) Base Salary up to the date of termination; (ii) accrued and outstanding vacation pay to the date of termination; (iii) payment of any pro-rated Bonus for the year prior to the year of termination that was earned but not yet paid; and (iv) reimbursement for business expenses properly incurred to the date of termination (the "Basic Entitlements"). In addition, the Employee or the Employee’s estate, as applicable, shall receive any other entitlements expressly required by the ESA as applicable in the circumstances.

8.3	Termination Without Cause. The Employer may terminate your employment in its sole discretion at any time, without cause, upon providing you solely with the following entitlements:

a.	the Employer shall pay to the Employee the Basic Entitlements (with vacation pay calculated to the end of the statutory notice period);

b.

the Employer shall pay to the Employee the Bonus payable with respect to the year in which termination occurs calculated pro rata through the date of termination based on the average of the Bonus awarded for the two calendar years prior to the year in which the Employee’s employment terminates or, if the Employee has not completed two years of service following the Commencement Date, the Employee’s target bonus for the year in which the Employee’s employment terminates (the “Bonus Calculation”);

c.	the Employer shall provide the Employee with the greater of:

i.

three (3) weeks of notice and benefits, or pay in lieu thereof, or a combination of the two, for every year of completed service, as calculated from the Employee’s original hire date with the Employer, up to a maximum of twenty six (26) weeks, plus any severance pay that is required by the ESA; or

ShipTime Canada Inc. 700 Dorval Drive, Oakville, ON L6K3V3	Paid Inc. 225 Cedar Hill Street, Marlborough, MA 01752

ii.	all of the minimum entitlements required by the ESA as calculated with reference to the Employee’s original hire date with the Employer;

d.

the Employer shall continue to pay its premiums to provide all benefits to the Employee (as existed on the date notice of termination is provided) until the end of the applicable period determined by paragraph 8.3(c) hereof; provided that, if the Employer cannot continue any particular benefit pursuant to the terms of the relevant plan or policy, then the Employer shall instead make alternate arrangements to provide the Employee with comparable benefits during the applicable period determined by paragraph 8.3(c) hereof or, at the Employer’s discretion, provide the Employee with a payment equal to the premium costs for the benefits as they existed at the date notice of termination is provided;

e.	the Employee’s entitlement, if any, to awards under the Plan will be determined in accordance with the terms of the Plan; and

f.	the Employee’s entitlement, if any, with respect to equity will be determined in accordance with the terms of the Plan and the Shareholders’ Agreement.

You agree that the entitlements provided pursuant to Section 8.3 constitute full and final satisfaction of any and all obligations which the Employer may have arising from the termination of your employment and you hereby expressly waive any claims including pursuant to the common law and the ESA, and agree to accept such entitlements in full and final satisfaction of any and all such claims. For clarity, under no circumstances will you be provided with less than your minimum entitlements under the ESA.

8.4	Equity on Termination. Your direct or indirect equity in the Employer shall at all times be subject to the terms of the Shareholders Agreement and/or the Plan.

8.5

Return of Property. Upon termination of this Agreement for any reason, you shall return to the Employer all company property, including but not limited to: all Confidential Information, company credit cards, computers, cell phones, computer equipment and company files, disks, USBs or CDs that are in your possession.

9.             General

9.1

Severability. In the event that any provision herein, or part thereof, shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions, or parts thereof, shall be and remain in full force and effect.

9.2	Survival of Covenants. All restrictive covenants herein shall survive termination of this Agreement and continue in full force and effect notwithstanding the termination of this Agreement.

9.3

Schedules. The Schedules appended to this Agreement, if any, are expressly incorporated into, and form part of this Agreement. In the event of any inconsistency or conflict between the terms and conditions in this Agreement and any Schedule, the terms and conditions of this Agreement shall prevail.

ShipTime Canada Inc. 700 Dorval Drive, Oakville, ON L6K3V3	Paid Inc. 225 Cedar Hill Street, Marlborough, MA 01752

9.4

Governing Law. This Agreement shall be governed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and the parties agree that they shall attorn to the jurisdiction of the courts of the Province of Ontario.

9.5

Assignment. The Employer may assign this Agreement to its parent, or subsidiary, or affiliate provided that in all events it shall be bound by any applicable provisions of the ESA in respect of successor employers. You may not assign this Agreement and obligations hereunder that survive the termination of this Agreement shall be binding upon your successors, executors, heirs and/or estate trustee as the case may be.

9.6	Amendment. Any modification to the terms of this Agreement must be in writing and signed by the parties, or it shall have no force or effect and shall be void.

9.7

Entire Agreement. This Agreement contains the entire agreement between you and the Employer and supersedes all other provisions, negotiations, discussions, commitments, or agreements insofar as it relates to your employment. There are no representations or warranties related to this Agreement except as set out herein.

9.8

Successor Legislation. Any statute referred to herein shall be deemed to include that statute and its regulations as amended, restated and/or replaced from time to time, and any successor legislation to the same general intent and effect.

9.9

Independent Legal Advice. By signing this Agreement, you acknowledge that you have read and understood the Agreement and acknowledge that you have had the opportunity to obtain legal advice about it and have either obtained independent legal advice, or waived that right.

9.10

Employer’s Property. The Employee acknowledges that all items of any and every nature or kind created or used by the Employee pursuant to the Employee’s employment under this Agreement, or furnished by the Employer to the Employee, and all equipment, credit cards, books, records, reports, files, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Employer at all times and shall be surrendered to the Employer, in good condition, promptly on the termination of the Employee’s employment irrespective of the time, manner of cause of the termination.

9.11

Ministry of Labour Poster. By signing this Agreement, you acknowledge receiving a copy of the most recent version of the Employment Standards Poster prepared and published by the Minister of Labour entitled “Employment Standards in Ontario” and which can be accessed at: https://files.ontario.ca/mltsd-employment-standards-poster-en-2020-09-08.pdf

9.12

Anti-Obsolescence. Except for expressly agreed upon changes to this Agreement which are made in accordance with paragraph 9.6 hereof, the terms and conditions of this Agreement shall govern the parties regardless of the length of employment or any changes to your position, compensation, title and regardless of whether such change is material or otherwise.

ShipTime Canada Inc. 700 Dorval Drive, Oakville, ON L6K3V3	Paid Inc. 225 Cedar Hill Street, Marlborough, MA 01752

Please note that this Agreement shall remain open for acceptance until the Deadline. If the offer is not accepted by that date it shall be deemed to be withdrawn.

If you agree with all of the terms and conditions set out in this Agreement, please sign the “Acceptance and Acknowledgment” page that is attached hereto, and return a copy to me at your earliest convenience.

Yours very truly,

ShipTime Canada Inc. and PAID, Inc.

Per:          /s/ W. Austin Lewis IV

Austin Lewis
I have authority to bind the Companies.

ShipTime Canada Inc. 700 Dorval Drive, Oakville, ON L6K3V3	Paid Inc. 225 Cedar Hill Street, Marlborough, MA 01752

ACCEPTANCE AND ACKNOWLEDGEMENT

I, the undersigned, hereby warrant and confirm that:

a)	I have had sufficient time to review and consider this Agreement thoroughly;

b)	I have read and understand the terms of this Agreement;

c)	I am not bound by any restrictive covenants which would limit me, or prohibit me, from being employed with the Employer;

d)	I have received legal advice with respect to this Agreement, or have waived my right to do so;

e)	I am receiving sufficient and valid consideration for entering into this Agreement, including but not limited to an increase in my Base Salary;

f)	I enter into this Agreement voluntarily; and

g)	I hereby accept this Agreement and all of the terms and conditions set out in this Agreement.

March 24, 2023	/s/ David Scott
Date	David Scott

ShipTime Canada Inc. 700 Dorval Drive, Oakville, ON L6K3V3	Paid Inc. 225 Cedar Hill Street, Marlborough, MA 01752

SCHEDULE “A”

DUTIES AND RESPONSIBILITIES

The Employee shall be required to perform the following duties and responsibilities as part of essential functions of the Position:

A.

Lead the technology teams of ShipTime and Paid. Meet with technology and integration partners, vet & build projects including wireframing designs, build roadmaps based on cost/benefit analysis, assign development resources to match their skills with the tasks, execute & launch successful products & features while training internal teams, and communicating changes to members. Assure tools and resources are provided to maintain stability and scalability of applications as well as meet project deliverable dates;

B.

Lead marketing efforts of ShipTime and Paid while working with the marketing manager. Provide wireframe of ideas and campaigns to execute against across all channels – website (new pages, blogs), in-app, social, email, YouTube, affiliate marketing, paid ads (google, fb, LinkedIn). Final proofing changes on all graphical and written content. Assure tools and resources are provided to hit marketing/lead gen KPIs;

C.

Lead sales efforts of ShipTime and Paid while working with the VP sales. Set up and maintain all software associated with managing leads including the sync of data, building automated workflows (welcome series, sales automation, follow-up funnels, rep alerts, account-based triggers to increase conversion), building sales emails for automation as well as smart email for reps to use in canned responses. Implement higher converting funnels from signup, to quote, to ship, to being a repeat shipper. Hit sales KPI’s;

D.

Assure smooth operations both within individual departments and from a high level across departments. Have a highway of interdepartmental information flowing to all teams that allow us to move faster and respond to issues while cutting costs and time and delivering a better experience to our members; and

E.	Such other duties and responsibilities as may be assigned to the Employee from time to time by the Employer.

ShipTime Canada Inc. 700 Dorval Drive, Oakville, ON L6K3V3	Paid Inc. 225 Cedar Hill Street, Marlborough, MA 01752